Exhibit 10.1

240 Crandon Boulevard, Suite 167

Key Biscayne, Florida 33149

March 13, 2007

CompuCredit Corporation

245 Perimeter Center Parkway, Suite 600

Atlanta, Georgia 30346

Gentlemen:

This letter confirms the agreement among United Capital Markets Holdings, Inc., United Capital Markets, Inc., United Real Estate Ventures, Inc. and Selene Devaney (collectively, the “Sellers”) and CompuCredit Corporation (“CompuCredit”), pursuant to which, at a price of $30.00 per share:

•	United Capital Markets Holdings, Inc. has agreed to sell to CompuCredit 82,807 shares of CompuCredit common stock,

•	United Capital Markets, Inc. has agreed to sell to CompuCredit 2,343,207 shares of CompuCredit common stock,

•	United Real Estate Ventures, Inc. has agreed to sell to CompuCredit 189,449 shares of CompuCredit common stock, and

•	Selene Devaney has agreed to sell to CompuCredit 268,700 shares of CompuCredit common stock.

Collectively the 2,884,163 shares referenced above are referred to herein as the “Shares.” The sale of the Shares shall be consummated by March 16, 2007, through the transfer of the Shares to CompuCredit’s account at Merrill Lynch, no. ********, or through transfers as otherwise agreed between the parties, and, simultaneously, the transfer, through a single or several wire transfers, of an aggregate of $86,524,890, to accounts as instructed by the Sellers.

The Sellers together with John Devaney, jointly and severally, represent and warrant to CompuCredit that (1) each of the Sellers that is a corporation has the corporate power and authority to sell its portion of the Shares to CompuCredit, (2) upon transfer of the Shares to CompuCredit’s Merrill Lynch account, CompuCredit shall have full title to the Shares, free and clear of any liens, claims or other encumbrances, (3) each of the Sellers is solvent and will not be rendered insolvent by the sale of the Shares to CompuCredit, (4) the sale of the Shares to CompuCredit does not require the consent of any person or violate any agreements to which any of the Sellers is a party, and (5) this agreement is enforceable in accordance with its terms against each of the Sellers and John Devaney.

March 13, 2007

The Sellers and John Devaney acknowledge that they have been advised by CompuCredit’s management (1) of the status of the FTC’s and FDIC’s investigations into CompuCredit and the financial institutions that issue credit cards on its behalf, (2) of the status of CompuCredit’s potential acquisition of a significant portfolio of credit card assets, (3) of CompuCredit’s expected performance for the quarter ending March 31, 2007, and (4) that CompuCredit currently is performing due diligence with respect to another significant acquisition (collectively, the “Information”). The Sellers and John Devaney acknowledge that CompuCredit’s management has answered all questions that they have had of CompuCredit’s management and that they have been provided access to all materials requested by them. The Sellers and John Devaney acknowledge that the Information that has been disclosed to them is or may be material non-public information and agree that they will not purchase or sell CompuCredit common stock and other CompuCredit securities until such time as this Information has been disclosed publicly by CompuCredit, or the Sellers and John Devaney otherwise reasonably determine that the Information no longer constitutes material non-public information. The Sellers and John Devaney agree not to disclose this information to anyone other than their affiliates, directors, officers, employees, agents, advisors (including, without limitation financial advisors, counsel and accountants) who are actively and directly participating in their evaluation or the consummation of this transaction, and to direct such persons to observe the terms of this letter agreement. The Sellers further acknowledge that they are sophisticated investors and have the ability to assess the merits of the sale of the Shares to CompuCredit.

If the foregoing accurately reflects the agreements that we have reached, please sign a copy of this letter and return it to us.

United Capital Markets Holdings, Inc.

By:	/s/ D. John Devaney
Name: D. John Devaney Title: President

United Capital Markets, Inc.

By:	/s/ D. John Devaney
Name: D. John Devaney Title: President

March 13, 2007

United Real Estate Ventures, Inc.

By:	/s/ D. John Devaney
Name: D. John Devaney Title: President

/s/ Selene Devaney
Selene Devaney

/s/ D. John Devaney
John Devaney

Agreed to:

CompuCredit Corporation

By:	/s/ J.Paul Whitehead, III
Name: J.Paul Whitehead, III Title: Chief Financial Officer